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                                                                    EXHIBIT 99.1


                          TIB FINANCIAL CORP ANNOUNCES
                          SECOND QUARTER 2003 EARNINGS


         KEY LARGO, FLA. (JULY 28, 2003) -- TIB Financial Corp., (Nasdaq: TIBB) holding company for TIB Bank of the Keys, today reported net income for the second quarter of 2003 of $1,285,454 or $0.31 basic earnings per share, versus net income of $1,101,566 or $0.28 basic earnings per share for the second quarter of 2002. On a diluted basis, earnings per share was $0.30 for the quarter compared to $0.27 for the same period in 2002.

         Net income for the six months ended June 30, 2003 was $2,474,723 or $0.60 basic earnings per share compared to net income of $2,292,484 or $0.58 basic earnings per share for the same period of 2002. On a diluted basis, earnings per share was $0.58 for the six months ended June 30, 2003 compared to $0.56 for the same period in 2002.

         Net income for the second quarter of 2003 increased $183,000 over the respective prior year period. During this time, net interest income increased approximately $690,000, non-interest sources of income were up $640,000 from the prior year level and other expenses increased by $920,000 over the prior year.

         Net income for the first half of 2003 also increased $183,000 over the respective prior year period. During this time, net interest income increased approximately $1,561,000 driven primarily by loan growth from $441.7 million on December 31, 2002 to $473.1 million at month end June 30, 2003. The Company's net interest margin decreased slightly from 4.41% for the six months ended June 30, 2002 to 4.39% for the comparable period in 2003. Non-interest sources of income were up $1,013,000 from the prior year level and other expenses increased by $1,965,000 over the prior year.

         Non-interest sources of income for the first half of 2003 included a significant increase in fees on mortgage loans sold. These fees result from the sale of fixed rate mortgages that we generate and then immediately sell in the secondary market. The recent low mortgage rates have contributed to increased volumes in our origination of these fixed rate loans. Also, in the second quarter of 2003, we recognized a $202,000 gain on the sale of our remaining interest in ERAS Joint Venture.

         Non-interest expense has increased approximately 14% over the prior year's quarter expense, and 16% on a year to date basis. A portion of this increase is due to higher commission expense that resulted from increased revenues from non-interest income sources, such as fees on mortgage loans sold. In addition, the continuing expansion in the Southwest Florida market has caused non-interest expense to increase. The Bank added two new locations there in the second half of 2001 and one new location was added in the fourth quarter of 2002. The addition of these facilities and their continued growth has caused the Bank to hire additional personnel and incur additional operating costs. Opening new branch facilities is dilutive to earnings in the near term but is a factor in achieving sustainable long-term growth. Further, additional staffing has been required to handle the growing lending portfolios, increased customer activity, and compliance with new government regulations.


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         As of June 30, 2003, TIB Financial Corp. had total assets of $633.2 million and total deposits of $552.8 million. This represents an 11.6% increase in assets and a 14.5% increase in deposits from December 31, 2002. At December 31, 2002, total assets were $567.1 million and total deposits were $482.7 million.

                    "This quarter saw the Company continue to record solid earnings while recognizing the costs associated with our de novo branching strategy. The intrinsic value of the Company increases as the new facilities mature toward profitability," said Edward V. Lett, President and CEO of TIB Financial Corp.

         TIB Bank of the Keys is a wholly owned subsidiary of TIB Financial Corp., which is headquartered in Monroe County Florida. TIB Bank has been in operation for 29 years and currently operates nine offices in the Florida Keys, two offices in South Miami-Dade County, and three offices in Naples and Bonita Springs. In addition to its retail and commercial product lines, TIB Bank also provides investment services and government guaranteed lending, as well as merchant bankcard services. A subsidiary of TIB Financial Corp., Keys Insurance Agency, offers a full line of commercial and personal insurance products.

         Copies of TIBB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the Company's website at tibbank.com. For further information, contact Edward V. Lett, President and CEO at (305) 451-4660.

         Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.


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TIB Financial Corp. and Subsidiaries
Consolidated Statements of Income
Unaudited

(in thousands, except per share data)

                                                       For the Quarter Ended  For the Six Months Ended
                                                             June 30,                 June 30,

                                                         2003        2002        2003         2002
                                                        ------      ------      -------      -------
Interest income                                         $8,452      $7,727      $16,742      $15,269
Interest expense                                         2,564       2,529        5,021        5,109
                                                        ------      ------      -------      -------
Net interest income                                      5,888       5,198       11,721       10,160

Provision for loan losses                                  258         129          588          266

Other income:
     Service charges on deposit accounts                   586         545        1,158        1,078
     Investment securities gains, net                       --          64            5          138
     Merchant bank card processing income                1,221       1,126        2,599        2,460
     Commissions on sales by Keys Insurance Agency         541         535          978          935
     Gain on sale of government guaranteed loans            --          23           87           23
     Fees on mortgage loans sold                           609         314        1,211          673
     Retail investment services                             99          42          186          131
     Gain on sale of investment in ERAS Joint
         Venture                                           202          --          202           --
     Other income                                          371         340          718          693
                                                        ------      ------      -------      -------
Total other income                                       3,629       2,989        7,144        6,131
                                                        ------      ------      -------      -------
Other expense:
     Salaries & employee benefits                        3,380       2,874        6,834        5,619
     Net occupancy expense                               1,142         962        2,224        1,925
     Other expense                                       2,768       2,534        5,407        4,956
                                                        ------      ------      -------      -------
Total other expense                                      7,290       6,370       14,465       12,500
                                                        ------      ------      -------      -------

Income before income tax expense                         1,969       1,688        3,812        3,525

Income tax expense                                         684         586        1,337        1,233
                                                        ------      ------      -------      -------
Net income                                              $1,285      $1,102      $ 2,475      $ 2,292
                                                        ------      ------      -------      -------

Basic earnings per share                                $ 0.31      $ 0.28      $  0.60      $  0.58
Diluted earnings per share                                0.30        0.27         0.58         0.56